Protective Insurance Corporation	March 11, 2021
Unaudited Fourth Quarter Financial Statements	Investor Contact: John R. Barnett
investors@protectiveinsurance.com
(317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FULL YEAR

Carmel, Indiana, March 11, 2021—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported fourth quarter net income of $12.0 million, or $0.84 per share, which compares to net income of $3.8 million, or $0.26 per share, for the prior year’s fourth quarter.  For the full year of 2020, net income totaled $4.5 million, or $0.31 per share, which compares to net income of $7.3 million, or $0.50 per share, for the prior year period.

Highlights for the fourth quarter and full year of 2020 include:

•	Accident Year combined ratios were 99.7% for the fourth quarter of 2020 and 101.3% for the full year of 2020, an improvement of 5.0 points and 5.6 points over the comparative 2019 periods.

•
Book value per share increased $1.25 during the fourth quarter due to valuation gains on our investment holdings, including gains recognized through comprehensive income, and positive income from core business operations.  Book value per share was $25.43 at December 31, 2020.

•
Net premiums earned increased to $120.3 million in the fourth quarter of 2020 from $111.4 million in the fourth quarter of 2019, primarily as a result of rate increases achieved in most lines of business and existing business exposure growth in our independent contractor commercial automobile products.  For the full year of 2020, net premiums earned were $445.5 million compared to $447.3 million for 2019.  The reduction primarily reflects the impact of the COVID-19 pandemic.

•
Realized and unrealized investment gains recognized through the statement of operations and comprehensive income were $15.0 million (pre-tax) for the fourth quarter of 2020.  For the full year of 2020, realized and unrealized investment gains totaled $4.5 million (pre-tax).

Jeremy Johnson, Protective’s Chief Executive Officer, said: “This quarter marks both our return to underwriting profitability and the 8th sequential quarter of underwriting improvement. Our team has executed extremely well through challenging conditions to reposition Protective for future growth and value creation. Our recent agreement to be acquired by The Progressive Corporation is a testament to the hard work and dedication of our team, and with Progressive’s scale and resources, we look forward to providing even greater value to all our policyholders.”

Income from core business operations, before federal income tax, was $7.0 million for the fourth quarter of 2020 compared to $0.4 million during the fourth quarter of 2019.  Income from core business operations, before federal income tax, was $20.0 million for the full year of 2020 compared to a loss, before federal income tax, of $4.2 million for 2019.

Net premiums earned for the fourth quarter of 2020 increased to $120.3 million, up 8.0% compared to the prior year period.  Net premiums earned for the full year of 2020 decreased to $445.5 million, down 0.4% compared to the prior year period.  The higher premiums in the fourth quarter of 2020 were primarily the result of increased premiums related to rate increases achieved in most lines of business and existing business exposure growth in our independent contractor commercial automobile and workers' compensation products.  The lower premiums for the full year of 2020 were primarily the result of declines in public transportation as a result of COVID-19.  The decline in public transportation was mostly offset by increased premiums related to rate increases achieved in most lines of business and existing business growth primarily in our independent contractor commercial automobile and workers' compensation products.

Underwriting operations produced an accident year combined ratio of 99.7% during the fourth quarter of 2020; an improvement when compared to an accident year combined ratio of 104.7% for the prior year period.  Excluding prior period development, the fourth quarter of 2020 accident year loss ratio was 70.3% which was a 6.0 point improvement from the fourth quarter 2019 loss ratio.  The reduction in the loss ratio and combined ratio reflects actions taken to improve underwriting results, including non-renewal of unprofitable business as well as significant rate increases in commercial automobile.  Given ongoing profitability challenges, we have discontinued writing new public transportation business effective the fourth quarter of 2020.

Prior period loss development was $0.3 million favorable for the quarter compared to $1.1 million unfavorable for the prior year quarter.  For the fourth quarter of 2020, we experienced favorable development in our occupational accident line of business, partially offset by unfavorable development in our commercial automobile products.

In our commercial automobile portfolio, we attained weighted average rate increases of 13.7% on premiums available for renewal during the fourth quarter of 2020. Including other lines of business, the rate change for the quarter totaled 8.4%, which is well above our view of loss cost trends and is contributing to our improving underwriting results.

Commercial automobile products covered by our reinsurance treaties from July 3, 2013 through July 2, 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at or above the attachment level of these treaties.  For every $100 of additional loss, we are responsible only for our $25 retention.  Commercial automobile products covered by our reinsurance treaty from July 3, 2019 through July 2, 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, we are responsible for our $65 retention.  This increase in our retention compared to recent years reflects the combination of (1) a decreased need for stop-loss reinsurance protection resulting from a decrease in our commercial automobile subject limits profile, (2) a higher cost for this coverage and (3) our confidence in profitability improvements given the limit reductions and rate increases on our commercial automobile products.  In 2020, due to continued rate achievement in commercial automobile, improvements in mix of business and reductions to our average policy loss limits, we decided to non-renew the annual aggregate deductible treaty for policies written on and after July 3, 2020.

Net investment income for the fourth quarter of 2020 decreased 7.2% to $6.3 million compared to $6.8 million in the prior year period.  The decrease reflected lower interest rates earned on cash and cash equivalent balances in the current period, partially offset by an increase in average funds invested compared to the fourth quarter of 2019.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the full year of 2020, net investment income decreased 3.2% to $25.4 million, compared to $26.2 million during 2019, reflecting similar impacts as seen for the quarter comparison of lower interest rates earned on cash and cash equivalent balances in the current period, partially offset by an increase in average funds invested resulting from positive cash flow, as well as the continued reallocation from equity investments in limited partnerships and cash and cash equivalent investments into short-duration, high-quality bonds.

Book value per share as of December 31, 2020 was $25.43, a decrease of $0.08 per share during the year, after the payment of cash dividends to shareholders totaling $0.40 per share.

During the fourth quarter of 2020, total realized and unrealized investment gains (pre-tax) were $15.0 million.  The following table provides details related to our unrealized and realized investment gains during the three and twelve months ended December 31, 2020:

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Net realized gains (losses) on investments, including impairments, within statements of operations	$234	$(9,737)
Net unrealized gains on equity securities and limited partnership investments within statements of operations	7,527	501
Net unrealized gains on fixed income securities recorded within other comprehensive income (loss)	7,284	13,768
Total realized and unrealized investment gains (pre-tax)	$15,045	$4,532

As of December 31, 2020 we had no tax valuation allowance on our net deferred tax assets, a reduction from an allowance of $1.5 million at September 30, 2020.  However, the application of intra-period tax allocation rules resulted in a full year charge to continuing operations as of December 31, 2020 of $1.3 million in the consolidated statement of operations, offset by a corresponding benefit in accumulated other comprehensive income.  Shareholders’ equity is not impacted by these tax allocations.

Our net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Income before federal income tax expense	$13,968	$4,228	$6,363	$8,673
Less: Net realized gains (losses) on investments	234	490	(9,737)	1,958
Less: Net unrealized gains - equity securities and limited partnerships	7,527	3,358	501	10,931
Less: Corporate charges and CECL allowance adjustment included in Other operating expenses	(783)	–	(4,422)	–
Income (loss) from core business operations	$6,990	$380	$20,021	$(4,216)
Less: Net investment income	6,321	6,815	25,422	26,249
Underwriting income (loss)	$669	$(6,435)	$(5,401)	$(30,465)

We use the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate our operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains and losses, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to our GAAP underwriting results.

____________________________________________________________________________________________________________

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-K but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 31	December 31
	2020	2019
Assets
Investments [1]:
Fixed income securities ($894,468, $783,047)	$919,692	$795,538
Equity securities	58,169	76,812
Limited partnerships, at equity	7,214	23,292
Commercial mortgage loans	10,602	11,782
Short-term [2]	1,000	1,000
	996,677	908,424
Cash and cash equivalents	58,301	67,851
Restricted cash and cash equivalents	12,128	21,037
Accounts receivable	100,921	111,762
Reinsurance recoverable	455,564	432,067
Other assets	90,256	86,306
Current federal income taxes	–	4,878
Deferred federal income taxes	8,980	2,035
	$1,722,827	$1,634,360

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$1,089,669	$988,305
Reserves for unearned premiums	63,731	74,810
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	185,579	186,929
Current federal income taxes	766	—
	1,359,745	1,270,044
Shareholders' equity:
Common stock-no par value	609	610
Additional paid-in capital	54,571	53,349
Accumulated other comprehensive income	21,759	9,369
Retained earnings	286,143	300,988
	363,082	364,316
	$1,722,827	$1,634,360

Number of common and common equivalent shares outstanding	14,278	14,279
Book value per outstanding share	$25.43	$25.51

1	2020 & 2019 cost in parentheses
2	Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Revenues
Net premiums earned	$120,273	$111,357	$445,515	$447,288
Net investment income	6,321	6,815	25,422	26,249
Commissions and other income	2,028	2,410	7,048	9,171
Net realized gains (losses) on investments, excluding impairment losses	2,049	583	(6,876)	2,455
Impairment losses on investments	(1,815)	(93)	(2,861)	(497)
Net unrealized gains on equity securities and limited partnership investments	7,527	3,358	501	10,931
Net realized and unrealized gains (losses) on investments	7,761	3,848	(9,236)	12,889
	136,383	124,430	468,749	495,597
Expenses
Losses and loss expenses incurred	84,246	86,132	318,958	348,468
Other operating expenses	38,169	34,070	143,428	138,456
	122,415	120,202	462,386	486,924
Income before federal income tax expense	13,968	4,228	6,363	8,673
Federal income tax expense	1,997	457	1,900	1,326
Net income	$11,971	$3,771	$4,463	$7,347

Net income per share:
Basic	$.85	$.26	$.32	$.51
Diluted	$.84	$.26	$.31	$.50

Weighted average number of shares outstanding:
Basic	14,142	14,266	14,140	14,521
Dilutive effect of share equivalents	106	69	130	99
Diluted	14,248	14,335	14,270	14,620

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31
	2020	2019
Net cash provided by operating activities	$74,862	$86,680
Investing activities:
Purchases of fixed income and equity securities	(392,223)	(423,544)
Proceeds from sales or maturities of fixed income securities	240,328	223,697
Proceeds from sales of equity securities	51,713	21,621
Purchase of commercial mortgage loans	(555)	(7,082)
Proceeds from commercial mortgage loans	1,539	1,972
Distributions from limited partnerships	14,636	33,396
Other investing activities	(1,470)	(1,950)
Net cash used in investing activities	(86,032)	(151,890)
Financing activities:
Dividends paid to shareholders	(5,692)	(5,857)
Repurchase of common shares	(1,782)	(11,501)
Net cash used in financing activities	(7,474)	(17,358)

Effect of foreign exchange rates on cash and cash equivalents	185	645

Decrease in cash, cash equivalents and restricted cash and cash equivalents	(18,459)	(81,923)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	88,888	170,811
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$70,429	$88,888

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019

Book value per share beginning of period	$24.18	$25.33	$25.51	$23.95
Book value per share end of period	25.43	25.51	25.43	25.51
Change in book value per share	$1.25	$0.18	$(0.08)	$1.56
Dividends paid	0.10	0.10	0.40	0.40
Change in book value per share plus dividends paid	$1.35	$0.28	$0.32	$1.96
Total value creation [1]	5.6%	1.1%	1.3%	8.2%

Return on average shareholders' equity:
Average shareholders' equity	353,873	363,873	363,699	360,199

Net income	11,971	3,771	4,463	7,347
Less: Tax valuation allowance recognized in net income	271	–	(1,264)	–
Less: Net realized and unrealized gains (losses) on investments, net of tax	6,131	3,040	(7,296)	10,182
Less: Corporate charges and CECL allowance adjustment included in Other operating expenses, net of tax [2]	(619)	–	(3,493)	–
Income (loss) from core business operations, net of tax	6,188	731	16,516	(2,835)

Return on net income	3.4%	1.0%	1.2%	2.0%
Return on income (loss) from core business operations, net of tax	1.7%	0.2%	4.5%	(0.8%)

Loss and LAE expenses incurred	$84,246	$86,132	$318,958	$348,468
Less: Prior period loss development	(306)	1,084	(311)	(550)
Loss and LAE expenses incurred, less prior period loss development	$84,552	$85,048	$319,269	$349,018
Net premiums earned	120,273	111,357	445,515	447,288
Accident year loss and LAE ratio	70.3%	76.3%	71.7%	78.0%

Other operating expenses	$38,169	$34,070	$143,428	$138,456
Less: Commissions and other income	2,028	2,410	7,048	9,171
Less: Corporate charges and CECL allowance adjustment [2]	783	–	4,422	–
Other operating expenses, excluding corporate charges and CECL allowance adjustment, less commissions and other income	$35,358	$31,660	$131,958	$129,285
Net premiums earned	120,273	111,357	445,515	447,288
Expense ratio	29.4%	28.4%	29.6%	28.9%

Accident year combined ratio [3]	99.7%	104.7%	101.3%	106.9%

Gross premiums written	$150,067	$141,727	$547,561	$574,918
Net premiums written	121,275	111,934	441,000	452,242

1	Total Value Creation equals change in book value plus dividends paid, divided by beginning book value.
2
Represents the corporate charges incurred in conjunction with the Board's review of a third party contingent sale agreement, activities of the special committee of the Board of Directors and a $1.5 million adjustment to our CECL allowance in the third quarter of 2020 related to the PSG litigation matter.

3
The accident year combined ratio is calculated as ratio of losses and loss expenses incurred, excluding prior period development, plus other operating expenses excluding corporate charges, less commission and other income to net premiums earned.